Exhibit 99.1

Eversource Energy Reports First Quarter 2026 Results

HARTFORD, Conn. and BOSTON, Mass. (May 6, 2026) – Eversource Energy (NYSE: ES) today reported GAAP earnings of $606.8 million, or $1.61 per share, for the first quarter of 2026, compared with GAAP and non-GAAP earnings of $550.8 million, or $1.50 per share, for the first quarter of 2025. Non-GAAP recurring earnings totaled $650.7 million1, or $1.73 per share1, in the first quarter of 2026.

Also today, the Eversource Energy Board of Trustees approved a common dividend of $0.7875 per share, payable June 30, 2026, to shareholders of record as of May 18, 2026.

GAAP results for the first quarter of 2026 include an after-tax charge of $43.9 million, or $0.12 per share, related to the Federal Energy Regulatory Commission (FERC) decision of March 19, 2026 that reduced the return on equity (ROE) rate for New England transmission owners from 10.57% to 9.57%. The order required refunds for the 15-month first complaint period beginning October 1, 2011 to December 31, 2012 and retroactively from October 16, 2014 forward with interest. The first quarter after-tax charge represents an estimated loss reflecting refunds associated with this 15-month complaint period, including interest. Eversource has taken several legal actions, including filing a rehearing request at FERC, an extension of the refund timing, and a motion for stay of the order. The Company also submitted a Section 205 filing with FERC, which is a formal request to change the ROE rate prospectively, proposing a replacement ROE of 11.39% based on current market data and using the same methodology that FERC used to derive the 9.57% rate based on market data from October 2012 to March 2013.  The new ROE rate of 11.39% is expected to be effective later this year on a subject to refund basis.

“Eversource Energy's first quarter performance was highlighted by our team's strong response to a historic Nor'easter that brought blizzard conditions, record snowfall, and a significant number of power outages to our service area,” said Joe Nolan, Chairman, President and CEO. “Also, in the quarter, we were very disappointed with FERC’s arbitrary and flawed ROE reduction, especially at a time when New England needs significant transmission investments to bring incremental generation in the region that would lower costs for customers. Eversource will continue to vigorously pursue all actions against punitive decisions imposed by our regulators that jeopardize our ability to complete this critical work for customers,” said Nolan.

As announced on March 31, 2026, following the FERC order that reduced transmission base ROE by 100 basis points and taking into account earnings impacts of the potential Aquarion sale after securing the Connecticut Public Utility Regulatory Authority's final approval of change of control, the Company revised its earnings guidance for 2026 non-GAAP recurring earnings to between $4.57 per share1 and $4.72 per share1, versus its original guidance range of $4.80 to $4.95 per share. The Company also reaffirmed its compound annual earnings per share growth rate within the range of 5 to 7 percent through 2030, using the adjusted 2026 non-GAAP earnings guidance midpoint of $4.65 per share1 as the base year. Eversource expects annual earnings growth towards the upper half of its long-term guidance by 2028.

Electric Transmission

Eversource Energy’s transmission segment, excluding the FERC ROE refund charge noted above, earned $224.3 million1 in the first quarter of 2026, compared with earnings of $199.4 million in the first quarter of 2025. Transmission segment results improved due primarily to continued investment in Eversource’s electric transmission system and higher non-refundable revenues, partially offset by higher interest expense.

Electric Distribution

Eversource Energy’s electric distribution segment earned $202.8 million in the first quarter of 2026, compared with earnings of $188.4 million in the first quarter of 2025. Improved results were due primarily to higher revenues from base distribution rate increases at Eversource’s Massachusetts and New Hampshire electric businesses, and continued investments in our distribution system. The higher revenues were partially offset by higher interest expense, depreciation, operations and maintenance (O&M) and property taxes.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $295.3 million in the first quarter of 2026, compared with earnings of $218.4 million in the first quarter of 2025. Improved results were due primarily to the base distribution rate increases at all of Eversource’s gas businesses, effective November 1, 2025, to recover continued investment in our natural gas infrastructure. The higher revenues were partially offset by higher O&M, depreciation, property and income taxes, and interest expense.

Water Distribution

Eversource Energy’s water distribution segment earned $6.4 million in the first quarter of 2026, compared with earnings of $3.6 million in the first quarter of 2025. Improved results were due primarily to higher revenues, partially offset by higher depreciation expense.

Eversource Parent and Other Companies

Eversource Energy parent and other companies had a loss of $78.1 million in the first quarter of 2026, compared with a loss of $59.0 million in the first quarter of 2025. The increased loss was due primarily to a higher effective tax rate and higher interest expense.

Eversource Energy Consolidated Earnings

The following table reconciles consolidated GAAP earnings per share for the first quarter of 2026 and 2025:

		First Quarter
2025	Reported GAAP EPS	$1.50
	Electric transmission segment earnings, excluding FERC ROE Refund Charge	0.06
	Electric distribution segment earnings	0.03
	Natural gas distribution segment earnings	0.18
	Water distribution segment earnings	0.01
	Parent and other companies	(0.05)
	FERC ROE Refund Charge	(0.12)
2026	Reported GAAP EPS	$1.61

Financial results for the first quarter of 2026 and 2025 for Eversource Energy’s business segments and parent and other companies are noted below:

Three months ended:

(in millions, except EPS)	March 31, 2026	March 31, 2025	Increase/ (Decrease)	2026 EPS [1]	2025 EPS	Increase/ (Decrease)
Electric Transmission [1]	$224.3	$199.4	$24.9	$0.60	$0.54	$0.06
Electric Distribution	202.8	188.4	14.4	0.54	0.51	0.03
Natural Gas Distribution	295.3	218.4	76.9	0.78	0.60	0.18
Water Distribution	6.4	3.6	2.8	0.02	0.01	0.01
Parent and Other Companies	(78.1)	(59.0)	(19.1)	(0.21)	(0.16)	(0.05)
FERC ROE Refund Charge	(43.9)	—	(43.9)	(0.12)	—	(0.12)
Reported Earnings	$606.8	$550.8	$56.0	$1.61	$1.50	$0.11

Eversource Energy has approximately 376 million common shares outstanding and operates New England’s largest energy delivery system. It serves approximately 4.6 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Investor Relations

Rima Hyder

rima.hyder@eversource.com

(781) 441-8882

Media Relations

William Hinkle

william.hinkle@eversource.com

(603) 634 2228

Note: Eversource Energy will webcast a conference call with senior management on May 7, 2026, beginning at 9 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com or directly on the Investor Relations website at investors.eversource.com.

1 All per-share amounts in this news release are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The earnings discussion includes financial measures that are not recognized under generally accepted accounting principles (non-GAAP) referencing first quarter 2026 earnings and EPS excluding a charge for the March 2026 FERC decision in the FERC base ROE complaints. EPS by business is also a non-GAAP financial measure and is calculated by dividing the net income attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities of such business, but rather represent a direct interest in Eversource Energy’s assets and liabilities as a whole.

Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain results without including these items. This information is among the primary indicators management uses as a basis for evaluating performance and planning and forecasting of future periods. Management believes the impact of the FERC ROE refund charge is not indicative of Eversource Energy's ongoing costs and performance. Management views this charge as not directly related to the ongoing operations of the business and therefore not an indicator of baseline operating performance. Due to the nature and significance of the effect of this item on net income attributable to common shareholders and EPS, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy's financial performance and provides additional and useful information to readers of this report in analyzing historical and future performance of the business. These non-GAAP financial measures should not be considered as alternatives to reported net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy's operating performance.

Eversource Energy does not provide a reconciliation of guidance from non-GAAP recurring EPS to the most directly comparable GAAP measure of EPS because we are not able to predict with reasonable certainty the amount or nature of all items that will be included in our Net Income Attributable to Common Shareholders or non-GAAP recurring earnings for the year ending December 31, 2026. These items are uncertain, depend on many factors and could have a material impact on our Net Income Attributable to Common Shareholders and non-GAAP recurring earnings for the year ending December 31, 2026, and therefore cannot be made available without unreasonable effort.

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the U. S. federal securities laws. Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “pending,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “would,” “should,” “could” and other similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that may cause our actual results or outcomes to differ materially from those contained in our forward-looking statements, including, but not limited to cyber events or breaches, including acts of war or terrorism, affecting our systems or the systems of third parties on which we rely;  unauthorized access to, and the misappropriation of, confidential and proprietary Company, customer, employee, financial or system operating information; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; changes in laws, regulations, Presidential executive orders or regulatory policy, including compliance with laws and regulations, which may impact the cost of compliance and strategic initiatives of the Company; adverse publicity, which can harm our reputation, influence legislative and regulatory bodies, and result in unfavorable outcomes; variability in the costs and final investment returns of the Revolution Wind and South Fork Wind offshore wind projects as it relates to the purchase price post-closing adjustment under the terms of the sale agreement for these projects; the ability to qualify for investment tax credits; extreme weather, including severe storms, due to the impacts of climate change, and fluctuations in weather patterns; adequacy, contamination of, or disruption in, our water supplies; physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; ability or inability to commence and complete our major strategic development projects and opportunities; breakdown, failure of, or damage to operating equipment, information technology systems, or processes of our transmission and distribution systems; changes in levels or timing of capital expenditures, including unplanned expenditures and increased capital expenditure requirements; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; substandard performance of third-party suppliers and service providers, or counterparties not meeting their obligations; limits on our access to, or increases in, the cost of capital, including disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in economic conditions, including impact on interest rates, tax policies, tariffs and customer demand and payment ability; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at investors.eversource.com and on the SEC’s website at www.sec.gov, and management encourages you to consult such disclosures.

All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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